SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This SUPPLEMENTAL EXECUTIVE  RETIREMENT  PLAN  (this "Agreement") is made and entered into this 29th day of March, 2022 (the "Effective Date"), by and among Ministry Partners Investment Company, LLC, a California limited liability company (the "Company"), and Joseph W. Turner, Jr. (the "Executive").  Capitalized terms used herein are defined in Section  2 of this Agreement.

RECITALS:

WHEREAS, to incentivize the Executive to devote his full business time, attention, and energies to the business of the Company, the Company and the Executive desire to enter into this Agreement to establish the terms and conditions of the nonqualified supplemental executive retirement plan to be maintained by the Company on the Executive's behalf;

WHEREAS, the Company recognizes that the valuable services the Executive has performed for the Company since August 11, 2011 and wishes to encourage the Executive’s continued employment and provide the Executive with an additional incentive to implement and achieve the Company’s strategic and long-term objectives;

WHEREAS, it is the intention of the parties that this Agreement shall constitute an unfunded arrangement and shall not affect the status of the benefit provided to Executive as an unfunded plan maintained for the purpose of providing a deferred compensation benefit for a member of a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

WHEREAS, it is the desire of the Company and the Executive to enter into this Agreement pursuant to which the Company will agree to make certain payments to the Executive at retirement or upon a separation of service or to the Executive’s beneficiary in the event of the Executive’s death;

WHEREAS, the supplemental retirement benefits provided by this Agreement and plan are granted by the Company as a fringe benefit to the Executive and is not included as part of any salary reduction plan or arrangement deferring a bonus or salary increase;

WHEREAS, the Company intends that this Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded non-qualified deferred compensation arrangement, maintained primarily to provide supplemental retirement income for the benefit of the Executive as a member of a select group of management under the provisions of ERISA, as amended; and finally

WHEREAS, the Plan is intending to comply in form and operation with all applicable law, including, to the extent applicable, the requirements of Internal Revenue Code Section 409A and will be administered, operated and construed in accordance with this statutory provision and regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

AGREEMENT

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereby agree as follows:

1. General Terms and Conditions. The Company hereby establishes a nonqualified supplemental executive retirement plan for the benefit of the Executive. Section 4 below describes the benefits available to the Executive, or the Executive's Beneficiary, upon the occurrence of certain events as described in, and subject to the terms and conditions of, this Agreement; provided the Executive remains in the Continuous Service of the Company from the Effective Date until the specified event. Each benefit described in Section 4 is in lieu of any other benefit therein. No benefits under this Agreement shall be payable with respect to any event other than the events described below, and the benefits otherwise payable pursuant to Section 4 below are subject to the further limitations set forth in this Agreement.

2. Definitions. Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

a.

"Accrued Benefit" or “Retirement Liability” means the liability that the Company accrues, under Generally Accepted Accounting Principles ("GAAP") as reasonably applied by the Company, for the Company's obligation to the Executive under this Agreement in accordance with Accounting Principles Board Opinion Number 12, as amended by Statement of Financial Accounting Standards Number 106.

b.

"Beneficiary" shall mean the person(s) designated by the Executive to receive any death benefits described under Section 4(e) of the Agreement. The Executive shall designate his Beneficiary in writing to the Company pursuant to procedures as may be established from time to time; provided, however, if no such designation has been made or if the Beneficiary predeceases Executive, the Beneficiary of Executive under this Agreement shall be Executive's legally-married spouse, if any, or, if there is no legally-married surviving spouse, the Beneficiary shall be Executive's estate.

c.

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more beneficiaries, as described in Exhibit “B” hereto.

d.	“The Board” means the Board of Managers of the Company.

e.

"Cause'' shall have the same meaning given to the same or similar term in any employment agreement between the parties as may be in effect from time to time; provided, however, if there is no such term or similar term in the employment agreement or if there is no such employment agreement, then the term shall mean (i) intentional misconduct or gross malfeasance, or an act or acts of gross negligence in the course of employment or any material breach of the Executive's obligations contained herein, including, without limitation, acts competitive with or deliberately harmful to the business of the Company; (ii) any intentional misstatement or omission to the directors or executive officers of the Company with respect to any matter; (iii) the intentional failure of the Executive to follow the reasonable instructions and policies of the Company; (iv) the Executive's conviction, admission or confession of any felony or an unlawful act involving active and willful fraud or moral turpitude; or (v) the willful and intentional violation by the Executive of applicable state and federal securities regulations, rules, or statutes. If there is a discharge of the Executive by the Company for Cause, the Executive will be deemed to and shall resign from the Company contemporaneously with the termination of the Executive's employment.

f.

"Change in Control" shall mean (i) any transaction, whether by merger, consolidation, asset sale, recapitalization, reorganization, combination, stock purchase, tender offer, reverse stock split, or otherwise, which results in the acquisition of, or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any entity, person or any group thereof acting in concert, of 50% or more of the outstanding equity units of the Company; or (ii) the sale of 50% or more of the collective assets of the Company. For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Change in Control shall be construed consistent with its meaning under Section 409A of the Code.

g.	"Code" means the Internal Revenue Code of 1986, as amended, and all applicable rules and regulations promulgated thereunder.

h.	"Continuous Service" shall mean continuous employment by the Executive with the Company or any affiliates as a common law employee.

i.	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all applicable rules and regulations promulgated thereunder.

j.	"Normal Retirement Age" means the attainment of age fifty-seven (57) by the Executive.

k.

"Permanently Disabled" shall mean any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that results in Executive (i) being unable to engage  in  any substantial  gainful  activity;  or  (ii)  receiving  income  replacement benefits for a period of not less than three (3) months under the Company's long-term disability plan covering Executive, if applicable. The determination of whether Executive is Permanently Disabled shall be made by the Company and shall be construed consistent with its meaning under Section 409A of the Code. If the Executive becomes Permanently Disabled, the Executive will be deemed to and shall resign from the Company contemporaneously with the Executive becoming Permanently Disabled.

l.	“Plan Administrator” means the Board or its designee.

m.

"Separation from Service" shall mean (i) a termination of the Executive's employment where either (A) the Executive has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the "service recipient" within the meaning of Code Section 409A and the regulations thereunder

(collectively, the "Service Recipient") or (B) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding either a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract or any other decrease permitted under Code Section 409A) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months), and (i) a termination of the Executive's service on the Company, in each case, consistent with a "separation from service" within  the meaning of Code Section 409A. Given the Executive is to be provided retirement benefits under the Agreement in return for his services as an employee of the Company, the Executive will need to separate from service both as an employee to be treated as having a Separation from Service for purposes of this Agreement. All references to termination or discharge of employment and/or service shall be deemed to refer to a "separation from service."

3. Establishment of SERP Account.   The Company shall established a SERP Account on its books and records for the benefit of the Executive and shall credit to the account any amounts contributed for the benefit of Executive.  The SERP Account is solely a device for determining amounts to be paid to Executive under this Agreement and will not be deemed to be a trust fund of any kind.  The SERP Account is a bookkeeping device only, established for the sole purpose of crediting and tracking investments made by the Company for the benefit of the Executive under the provisions of the Plan.

4. Retirement Benefits.

a.

Termination  on  or  after  Normal  Retirement Age.   If Executive remains in the Continuous Service of the Company until on or after attaining Normal Retirement Age, then following the date on which the Executive experiences a Separation from Service on or after Normal Retirement Age (the "Normal Retirement Date") for any  reason, the Company shall pay to the Executive his Accrued Benefit, payable in accordance with the provisions of Exhibit “A” hereto. Payment of the Accrued Benefit shall commence upon the Executive's Normal Retirement Date, beginning with the month immediately  following the Executive's Normal Retirement Date, and be paid in  twelve (12) equal monthly installments (without interest) on the first day of each month thereafter until paid in full.

b.

Termination  Prior  to Normal  Retirement  Age. If the Executive experiences a Separation from Service prior to attaining Normal Retirement Age due to his resignation, voluntary termination of employment with the Company or  is terminated for Cause, then the Company shall pay to Executive the vested portion of his Accrued Benefit, payable in accordance with the provisions of Exhibit “A” hereto.

c.

Termination in Connection with a Change in Control. If before, on or after Normal Retirement Age, the Executive experiences a Separation from Service on or within the twelve (12) months following the effective date of a Change in Control for any reason other than discharge of the Executive by the Company for Cause, then the Company shall pay to the Executive his Accrued Benefit, payable in accordance with the provisions of Exhibit “A” hereto.

d.

Disability. If Executive becomes Permanently Disabled while in the Continuous Service of the Company and before any event described in Subsections (a), (b) or (c) above, the Company shall pay to the Executive his Accrued Benefit, payable in accordance with the provisions of Exhibit “A” hereto.

e.

Death. If the Executive dies while in the Continuous Service of the Company and before the occurrence of any event triggering the Executive's entitlement to a benefit under this Section 4,  Executive shall become fully vested in his Accrued Benefit. If Executive dies after the occurrence of any event triggering the Executive's entitlement to a benefit under this Section 4 and prior to payment of the entire Accrued Benefit, the Executive's Beneficiary shall receive the remaining portion of Executive’s Accrued Benefit payable in the same amounts at the same time as the Company would have paid the Executive had the Executive survived.

f.

Temporary Suspension  Applicable to a Specified Employee. Notwithstanding the foregoing provisions of this Section 4, if Executive is a "specified employee," within the meaning of Code Section 409A, as of the date of Executive's Separation from Service with the Company other than by reason of death, payment of benefit amounts otherwise due shall be delayed to the extent necessary under Code Section 409A until the earlier of six (6) months after Separation from Service or the date of Executive's death, as applicable. Any payments that are so delayed shall be paid in a single lump sum in cash in the seventh month following Executive's Separation from Service, or within thirty (30) days after the Executive's death, if earlier.

g.

Acceleration of Payments.  Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made of the Accrued Benefit in accordance with the provision of Treasury Regulation Section 1.409A-(j)(4), payments may be accelerated in the following circumstances:  (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cash outs (but not excess of the limit under Section 402(g)(1)(B) of the Code; (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time the Agreement fails to meet the requirements of Section 409A of the Code.

h.

Delays in Payment.  A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event.  The delay in the payment will not constitute a subsequent deferral election, so long as the Company treats all payments to similarly-situated participants on a reasonably-consistent basis.

i.

Payments subject to Section 162(m) of the Code.  If the Company reasonably anticipates that the Company’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Section 162(m) of the Code, then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution from this Agreement is deductible, the Company may delay payment of any amount that may otherwise be distributed under this Agreement.  The delayed amount shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code.

ii.

Payments that violate Federal Securities Laws or other applicable law.  The Company may delay payment if it reasonably anticipates that the making of the payment will violate the Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause a violation of such laws.  The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Internal Revenue Code is not treated as a violation of law.

iii.	Solvency. Payment may be delayed when the payment would jeopardize the ability the Company to continue as a going concern.

i. Changes in Form of Timing of Benefit Payments.  The Company and the Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change or the form of payments.  Any such amendment:

i.	Must take effect not less than twelve (12) months after the amendment is made;

ii.

Must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation of Service or Change in Control event, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

iii.	Must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

iv.	May not accelerate the time or schedule of any distribution.

5. Vesting. The Executive shall become vested in his Accrued Benefit in accordance with the following schedule:

Years of Completed Service	Percent Vested
August 11, 2022	70%
August 11, 2023	85%
August 11, 2024	100%
August 11, 2024 and beyond	100%

6. Amendment; Termination. This Agreement may be amended or terminated only by a written agreement signed by the  Company  and  the Executive. The Company may unilaterally amend the Agreement to conform with written directives to the Company to comply with legislative changes or tax law, including, without limitation, Code Section 409A and  any  and all Treasury regulations and guidance promulgated thereunder. No amendment shall provide for or otherwise permit any acceleration of the time or schedule of any payment under the Agreement in a manner that would be prohibited under Code Section 409A. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted. Notwithstanding the preceding provisions of this Section 6, the Company may elect to terminate the Agreement under any circumstances permitted by Treasury Regulations Section 1.409A-3(j)(4)(ix). In any such event, the Company shall distribute to the Executive the Accrued  Benefit in a single lump sum at the earliest date permitted under such Treasury Regulations. The amount of the benefit (but not the timing of payment) shall be determined as if the effective date of the termination of the Agreement constituted an involuntary discharge by the Company other than for Cause on or within twelve (12) months following a Change in Control.

7. ERISA Provisions;  Plan Administrator  Duties.  This Agreement shall be administered by the Board of the Company, or such committee or person(s) as the Board shall appoint, except that the Executive may not participate in any such actions and will excuse himself from participating in any  such matter involving himself and/or this Agreement. The Board, (or its delegatee(s)) in its capacity as the "administrator" of the Agreement for purposes of ERISA, shall have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement; and (ii) decide  or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement. The decision or action of the Board (or its delegatee) with  respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement  and  the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Agreement. The "Named Fiduciary" under the Agreement is the Company.

8. Funding by the Company.

a.

The benefit obligations of the Company set forth herein constitute an unfunded retirement arrangement, the obligations under which shall be reflected on the general ledger of the Company (the "Retirement Liability"). The general corporate funds of the Company shall be the sole source of payment of the Retirement Liability. The Company shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay the Retirement Liability. Executive and Executive's Beneficiary or any successor in interest shall be and shall remain unsecured general creditors of the Company with respect to the Retirement Liability. Executive and Executive's Beneficiary shall have no interest in any property of the Company or any other rights with respect thereto except to the extent of the contractual right to the Retirement Liability represented by the obligations described in Section 4 of this Agreement.

b.

Notwithstanding anything herein to the contrary, the Company has no obligation whatsoever to set aside assets, either directly or indirectly, in a trust for purposes of paying the Retirement Liability under this Agreement. The Retirement Liability is not a deposit, is not otherwise funded by the Company and is not insured by the Federal Deposit Insurance Corporation and does not constitute a trust account or any other special obligation of the Company and does not have priority of payment over any other general obligations of the Company. If the Company determines in its sole discretion to set aside assets in a grantor trust for the purpose of paying benefits under this Agreement, the grantor trust shall not be located outside of the United States or subsequently transferred to any trust outside of the United States.

c.

Notwithstanding anything herein to the contrary, the Company, in its sole discretion, may procure Company-owned life insurance covering the life of the Executive, with respect to which the Company shall be the beneficiary, to pay the Company's obligations and to remain available to satisfy any claims of the Company's general creditors, under this Agreement. Executive agrees to fully cooperate with the Company to enable the Company to procure such life insurance, including undertaking a physical to the extent needed to procure the policy. Executive and Executive's Beneficiary, however, shall have no interest in any such policy of the Company or any other rights with respect to such policy, the proceeds of which will be paid to the Company.   The Company in its sole discretion will determine  whether to procure any such policy and, if the Company elects to procure such policy, the face amount of such policy.

9. Employment of  Executive;  Other Agreements.  The  benefits provided for herein for Executive are supplemental retirement benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Executive in any manner whatsoever.  No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between the  Company and Executive, nor shall any provision or condition contained in this  Agreement create specific employment or other service rights of Executive or limit the right of the Company to discharge Executive with or without cause or otherwise terminate the Executive's service on the Board of Directors.

10. Withholding.

a.

The Executive is responsible for payment of all taxes applicable to compensation and benefits paid or provided to the Executive under the Agreement, including federal and state income tax withholding, as applicable. The Company  shall withhold any taxes that, in its reasonable judgment, are required to be withheld, including but not limited to taxes owed under Code Section 409A and regulations thereunder, if any, and all employment taxes due to be paid by the Company pursuant to Code Section 3121(v) and regulations promulgated thereunder (i.e., Federal Insurance Contributions Act ("FICA") taxes on the present value of payments hereunder which are no longer subject to vesting). The Company's sole liability regarding such taxes is to forward any amounts withheld to the appropriate taxing authority(ies). By participating in the Agreement, the Executive consents to the deduction of all tax withholdings attributable to participation in the Agreement from the benefits due under the Agreement or other payments due to the Executive by the Company to satisfy the employee-portion of such obligations. If insufficient cash wages are available or, if the Executive so desires, the Executive may remit payment in cash for the withholding amounts.

b.

Notwithstanding any other provision in the Agreement to the contrary, to the extent permitted by Code Section 409A, payments due under the Agreement may be accelerated to pay, where applicable, the FICA tax imposed under Code Sections 3101, 3121(a), and

3121(v)(2) and any state, local, and foreign tax obligations (the "Tax Obligations") that may be imposed on amounts deferred pursuant to the Agreement prior to the time such amounts are paid or made available and to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of an accelerated payment of the Tax Obligations (the "Income   Tax   Obligations").    Accelerated  payments  pursuant  to  this Section 10(b) shall not exceed the amount of the Tax Obligations  and Income Tax Obligations and shall be made as a payment directly to taxing authorities pursuant to the applicable withholding  provisions.     Any accelerated payments pursuant to  this  Section  10(b) shall  reduce  the benefit otherwise payable to the Executive pursuant to the Agreement.

c.

Notwithstanding any other provision in the Agreement to the contrary, the Executive shall be liable for all taxes related to payments under this Agreement, and the Company shall not be liable to any interested party for any such taxes or if the Agreement fails to be exempt from or to comply with Code Section 409A.

11. Beneficiaries.

a.

In General.  The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive.  The  Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other Plan of the Company in which the Executive participates.

b.

Designation.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent.  If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator.  The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

c.	Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may make such distribution:

i.	To the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or

ii.	To the conservator or administrator or, if none, to the person having custody of 9 incompetent payee. Any such distribution shall fully discharge the Company and the Plan Administrator from further liability on account thereof.

12. Arbitration; Jury Trial Waiver.

a.

Except as otherwise expressly provided herein or in any other subsequent written agreement between Executive and the Company, unless prohibited by law, any controversy or claim between Executive and the Company, or between the respective successors or assigns of either, or between Executive and any of the Company's officers, employees, agents or affiliated  entities, arising out of or relating  to this Agreement  or any representations, negotiations, or discussions leading up to this Agreement or any relationship that results from any of the foregoing, whether based on contract, an alleged tort, breach of warranty, or other legal theory (including claims of fraud, misrepresentation, suppression of material fact, fraud in the inducement, and breach of fiduciary obligation), and whether based on acts or omissions occurring or existing prior to, at the time of, or after the execution of this Agreement and whether asserted as an original or amended claim, counterclaim, cross-claim, or otherwise, shall be settled by binding arbitration; provided, however, that resort to arbitration as provided in this Section 12 may only be had after mediation is concluded under the Commercial Mediation Rules of the American Arbitration Association. Thereafter, arbitration of any unresolved claim shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having  jurisdiction thereof. Any dispute regarding whether a particular claim is subject to arbitration will be decided by the arbitrator. Any court of competent jurisdiction may compel arbitration of claims pursuant to this Agreement.

b.

The arbitrator may award to the prevailing party pre-and post-award expenses of the arbitration, including the arbitrator's fees and travel expenses, administrative fees, out-of-pocket expenses such as copying and telephone, court costs, witness fees, stenographer's fees, and (if allowed by applicable law) attorneys' fees. Otherwise, the parties will share equally the arbitrator's fee and travel expenses and administrative fees, and each party will bear its own expenses.

c.

This agreement to arbitrate disputes will survive the payment of all obligations under this Agreement and termination or performance of any transactions contemplated hereby between Executive and the Company, and will continue in full force and effect unless Executive and the Company otherwise expressly agree in writing.

d.	By entering into this Agreement, Executive and the Company agree and acknowledge that:

i.

by agreeing to arbitrate disputes, Executive and the Company are giving up the right to trial in a court and THE RIGHT TO TRIAL BY JURY of all claims that are subject to arbitration under this Agreement;

ii.	grounds for appeal of the arbitrator's decision are very limited; and

iii.	in some cases the arbitrator may be employed by, or may have worked closely 10 with, a business in the same or a related type of business as the business engaged in by Executive or the Company.

e.

EXECUTIVE AND THE COMPANY HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ALL DISPUTES, CONTROVERSIES AND CLAIMS BY, BETWEEN OR AGAINST EXECUTIVE OR THE COMPANY, WHETHER THE DISPUTE, CONTROVERSY OR CLAIM IS SUBMITTED TO ARBITRATION OR IS DECIDED BY A COURT.

13. Administration of Plan.

a.

Duties of Plan Administrator.   The Plan Administrator shall be responsible for the management, operation and administration of the Agreement.  When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by the Company, Executive or Beneficiary.  No provision of this Agreement shall be construed as imposing on the Plan Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

b.

Binding Effect of Decision.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement, and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

c.

Employer Information.  The Company shall supply full and timely information to the Plan Administrator on all matters relating to the Executive’s compensation, death, disability or separation from service, and such other information as the Plan Administrator reasonably requires.

14. Miscellaneous Provisions.

a.

Counterparts.  This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one  and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

b.

Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. The term "person" shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations. The terms "including," "included/' "such as'' and terms of similar import shall not imply the exclusion of other items not specifically enumerated.

c.

Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

d.

Governing. This Agreement is made in the State of California and shall be governed in all respects and construed in accordance with the laws of the State of California, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.

e.

Binding Effect. This Agreement is binding upon the parties, their respective successors, assigns, heirs and legal representatives. Without limiting the foregoing this Agreement shall be binding upon any successor of the Company whether by merger or acquisition of all or substantially all of the assets or liabilities of the Company. This Agreement may not be assigned by any party without the prior written consent of each other party hereto.

f.

No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind,  or a fiduciary relationship between the Company and Executive, Executive's Beneficiary or any other person.

g.

Assignment of Rights and Benefits. No right or benefit provided in this Agreement will be transferable by Executive except, upon his death, to a named Beneficiary as provided in this Agreement. No right or benefit provided for in the Agreement will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit provided for in the Agreement will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Executive to the Company.

h.

Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, are hereby superseded, merged and integrated into this Agreement.

i.

Notices. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event  the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto, at the following addresses:

Company:

Ministry Partners Investment Company, LLC

915 West Imperial Highway, Suite 120

Brea, California  92821

 Attention:  Board Chairman

Executive:

Joseph W. Turner, Jr.

j.	Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

k.	Heading. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

l.

Accelerated Payouts in the Event of 409A Violations. Notwithstanding any other provision of the Agreement to the contrary, the Company shall make payments hereunder before such payments are otherwise due if it determines that the provisions of the Agreement fail to meet the requirements of Code Section 409A and the rules and regulations promulgated thereunder; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply with the requirements of Code Section 409A and the rules and regulations promulgated thereunder and, to the extent permissible therein, any taxes, penalties, interest and costs attributable  thereto.

IN WITNESSWHEREOF,the   partieshereto   haveexecutedthis Agreement as of the date first set forth above.

THE COMPANY

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

By:	/s/ R. Michael Lee
Name:	R. Michael Lee
Title:	Chairman of the Board of Managers

EXECUTIVE

/s/ Joseph W. Turner, Jr.
JOSEPH W. TURNER, JR.

EXHIBIT “A”

ACCRUED BENEFITS

Normal Retirement:

Executive shall be entitled to receive $60,000 a year over a ten-year period, payable in equal monthly installments commencing the first day of the month following his Separation from Service.

Separation of Service prior to 100% vested or termination for cause:

Executive shall be entitled to receive the vested portion of his Accrued Benefit, payable in equal monthly installments over a ten-year period, commencing the first day of the month following his Separation of Service.

Death during active service and prior to change in control:

In the event the Executive dies prior to becoming entitled to any other benefit hereunder, the Company shall pay the Accrued Benefit to the Beneficiary in equal monthly installments commencing the first day of the month following the Executive’s death and continuing for ten (10) years. Executive shall be 100% vested in his Accrued Benefit.

Death prior to commencement of benefits:

In the event the Executive dies after becoming entitled to an Accrued Benefit prior to commencement of payment of any benefits, the Company shall pay the Beneficiary the Accrued Benefit at the same times and amounts as the Company would have paid the Executive had the Executive survived.

Death subsequent to commencement of benefit payments:

In the event the Executive dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Company shall pay the Beneficiary the remaining Accrued Benefits at the same times and in the same amounts as the Company would have paid the Executive had the Executive survived.

Termination for cause:

If the Company terminates the Executive’s employment for Cause then the Executive shall be entitled to receive the vested portion of his Accrued Benefit, payable over a ten-year period.  Payment shall be made in equal monthly installments commencing the first day of the month following his Separation from Service.

Change in Control benefit:

If a Change in Control occurs prior to Executive’s Separation from Service and prior to obtaining Normal Retirement Age, the Company shall pay the Executive the Accrued Benefit payable in equal monthly installments commencing the first day of the month following his Separation of Service and continuing for a period of ten years.

Disability Benefit:

In the event the Executive suffers a disability prior to attaining Normal Retirement Age, the Company shall pay the Executive $60,000 a year over a ten-year period, payable in equal monthly installments commencing the first day of the month following his Separation from Service.

Note:Executive’s Accrued Benefit shall be $60,000 per year, payable over a ten year period, subject to a maximum sum of $600,000.

EXHIBIT “B”

DESIGNATION OF BENEFICIARY FORM

UNDER

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Pursuant to Section 11(b) of the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the "Agreement''), I, Joseph W. Turner, Jr., hereby designate the beneficiary(ies) listed below to receive any benefits under the Agreement that may be due following my death. This designation shall replace and revoke any prior designation of beneficiary(ies) made by me under the Agreement.

Full Name(s), Address(es) and Social Security Number(s) of Primary Beneficiary(ies)*:

*If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless you have otherwise provided above. Further, if you have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of your death, any remaining beneficiary(ies) will share equally, unless you have provided otherwise above. If no primary beneficiary survives you, then the contingent beneficiary designated below will receive any benefits due upon your death. In the event you have no designated beneficiary upon your death, any benefits due will be paid to your legally-married spouse, if any, or, if there is no legally-married surviving spouse, to your estate. In the event that you are naming a beneficiary that is not a person, please provide pertinent information regarding the designation.

Full Name, Address and Social Security Number of Contingent Beneficiary:

Date:_______________________________

Joseph W. Turner, Jr.